UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2006
ORBITAL SCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-14279	06-1209561
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
21839 Atlantic Boulevard
Dulles, Virginia 20166
(Address of principal executive offices)
Registrant’s telephone number, including area code: (703) 406-5000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Convertible Senior Notes
     On December 7, 2006, Orbital Sciences Corporation (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Wachovia Capital Markets, LLC and Banc of America Securities LLC (together, the “Initial Purchasers”) relating to the offering by the Company of $125 million aggregate principal amount of 2.4375% Convertible Senior Subordinated Notes Due 2027 (the “Notes”). The Purchase Agreement also granted the Initial Purchasers an option to purchase up to $18.75 million aggregate principal amount of the Notes to cover over-allotments. On December 7, 2006, the Initial Purchasers exercised the option in full.
     The closing (“Closing”) of the sale of the Notes occurred on December 13, 2006. The net proceeds from the offering, after deducting the Initial Purchasers’ discount and estimated offering expenses, were approximately $141.0 million. The Company used approximately $50.0 million of net proceeds to repurchase shares of common stock (“Common Stock”) of the Company in a separate, but substantially concurrent, transaction with the sale of the Notes. The Company intends to use the remaining net proceeds, together with available cash, to repurchase its 9% senior notes due 2011.
     The Notes were issued under an Indenture, dated as of December 13, 2006 (the “Indenture”), by and between the Company and The Bank of New York, as trustee (“Trustee”). The Indenture, a copy of which is filed as Exhibit 4.1 hereto and which is incorporated herein by reference, established the terms of the Notes. A copy of the form of the Note is filed as Exhibit 4.2 hereto and is incorporated herein by reference. Additional information pertaining to the terms of the Notes is contained in Item 2.03 of this report and is incorporated herein by reference.
     The Notes and the shares of Common Stock issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.
Registration Rights Agreement
     In connection with the sale of the Notes, the Company entered into a registration rights agreement, dated as of December 13, 2006, with the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company agreed, for the benefit of the holders of the Notes, to file, or have on file, a shelf registration statement providing for the resale by the holders of the Notes and the shares of Common Stock, if any, issuable upon conversion of the Notes (the “Registrable Securities”), within 120 days after the Closing and to use its reasonable best efforts to cause such shelf registration statement to be declared effective within 180 days after the Closing or otherwise make available for use by selling security holders an effective shelf registration statement no later than such date. The Company also has agreed to use its reasonable best efforts to keep the registration statement effective until such time as all of the Notes and the shares of Common Stock issuable upon conversion thereof cease to be outstanding or either (A) have been sold or otherwise transferred pursuant to an effective registration statement or (B) are eligible to be sold pursuant to Rule 144(k) under the Securities Act or any successor provision, subject to certain exceptions set forth in the Registration Rights Agreement. The Company will be required to pay liquidated damages in the form of specified additional interest to the holders of the Notes if it fails to comply with its obligations to register the Notes and the shares of Common Stock issuable upon conversion of the Notes within specified time periods, or if the registration statement ceases to be effective or the use of the prospectus is suspended for specified time periods. The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the copy of the Registration Rights Agreement filed as Exhibit 4.3 hereto and incorporated herein by reference.

Amendment of Revolving Credit Facility
     In connection with the sale of the Notes, the Company entered into an amendment, dated December 7, 2006, with Bank of America, N.A., to the Company’s existing $50 million revolving credit facility to amend certain credit facility covenants to permit the sale of the Notes by the Company. The amendment also increases the previously existing option of the Company to increase the aggregate revolving loan commitment (with a commensurate increase in the amount of the letter of credit subfacility) from a maximum amount of $75 million to $100 million, if one or more new or existing lenders agrees to provide the amount of such increase. The foregoing description of the terms of the amendment to the revolving credit facility is qualified in its entirety by reference to the copy of the amendment filed as Exhibit 4.4 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 13, 2006, the Company sold $143.75 million aggregate principal amount of the Notes in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions based in part on representations made by the Initial Purchasers in the Purchase Agreement. The Notes are general unsecured senior subordinated obligations of the Company and rank junior in right of payment to all of the Company’s other existing and future senior debt, including obligations under the Company’s amended and restated credit agreement.
     Certain material terms of the Notes are as follows:
     Maturity. January 15, 2027.
     Interest. The Notes bear interest at the rate of 2.4375% per year, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2007.
     Conversion Rights. Holders may convert their Notes at the applicable conversion rate (which initially shall be 40.8513 shares of Common Stock per $1,000 principal amount of Notes) prior to the close of business on the second business day immediately prior to maturity at any time on or after January 15, 2026 and also under any of the following circumstances:
          (a) Conversion Upon Satisfaction of Market Price Condition. A holder may convert any of its Notes during any calendar quarter beginning after March 31, 2007 (and only during such calendar quarter) if, and only if, the closing sale price of the Common Stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 130% of the conversion price per share of Common Stock in effect on the applicable trading day.
          (b) Conversion Upon Satisfaction of Trading Price Condition. A holder may convert any of its Notes during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price per $1,000 principal amount of Notes (as determined following a reasonable request by a holder of the Notes) was less than 98% of the product of the closing sale price of Common Stock multiplied by the applicable conversion rate.
          (c) Conversion Upon Notice of Redemption. A holder may convert any of the Notes called for redemption at any time prior to the close of business on the third business day prior to the redemption date, even if the Notes are not otherwise convertible at such time.

          (d) Conversion if Common Stock Is Not Listed. A holder may convert any of its Notes if the Common Stock ceases to be listed on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.
          (e) Conversion Upon Specified Transactions. A holder may convert any of its Notes if a fundamental change (as defined in the Notes) occurs, which includes a change in control of the Company. Holders converting Notes in connection with certain fundamental change transactions occurring prior to January 21, 2014 may be entitled to receive additional shares of Common Stock as a “make whole premium.”
     Redemption. Prior to January 21, 2014, the Notes will not be redeemable at the Company’s option. On or after January 21, 2014, the Company may redeem all or a portion of the Notes for cash at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any unpaid interest (including additional interest, if any) accrued to the redemption date.
     Purchase at Option of Holders. Holders of the Notes may require the Company to repurchase all or a portion of the Notes on January 15, 2014, January 15, 2017 and January 15, 2022 or at any time if a fundamental change occurs for cash at a purchase price equal to 100% of the principal amount of the Notes to be repurchased plus any unpaid interest (including additional interest, if any) accrued up to, but excluding, the repurchase date.
     Default. Subject to the terms of the Indenture and the Notes, upon certain events of default, including, but not limited to, bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or trustee, the principal and accrued and unpaid interest on the outstanding notes may become due and payable and, in the case of the events specified above, will automatically become due and payable.
     The foregoing description of the terms of the Notes is qualified in its entirety by reference to the copy of the Indenture and the form of the Note filed as Exhibits 4.1 and 4.2, respectively, hereto and incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
Convertible Senior Notes
     On December 7, 2006, the Company entered into the Purchase Agreement to offer and sell $125 million aggregate principal amount of the Notes to the Initial Purchasers. The Purchase Agreement also granted the Initial Purchasers an option to purchase up to $18.75 million aggregate principal amount of the Notes to cover over-allotments. On December 7, 2006, the Initial Purchasers exercised such option in full. On December 13, 2006, the Company closed the sale of $143.75 million aggregate principal amount of the Notes. Pursuant to the terms of the Purchase Agreement, the purchase price paid by the Initial Purchasers for the Notes was 98.125% of the principal amount thereof, resulting in aggregate discounts and commissions of $2.7 million in connection with the sale of the Notes.
     Additional information pertaining to the Notes and the shares of Common Stock issuable upon conversion of the Notes is contained in Item 2.03 of this report and is incorporated herein by reference.
     The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.
     The Notes and the underlying shares of Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits.
     (a) Not applicable.
     (b) Not applicable.
     (c) Not applicable.
     (d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated as of December 13, 2006, by and between the Company and the Trustee.

4.2	Form of 2.4375% Convertible Senior Subordinated Note due 2027 (included as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).

4.3	Registration Rights Agreement, dated as of December 13, 2006, by and among the Company, Wachovia Capital Markets, LLC and Banc of America Securities LLC.

4.4	Second Amendment, dated December 7, 2006, to the Amended and Restated Credit Agreement, dated as of December 29, 2004, by and among the Company, Bank of America, N.A., as administrative agent and the other parties thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2006	ORBITAL SCIENCES CORPORATION
/s/ Garrett E. Pierce
Garrett E. Pierce
Vice Chairman and Chief Financial Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated as of December 13, 2006, by and between the Company and the Trustee.

4.2	Form of 2.4375% Convertible Senior Subordinated Note due 2027 (included as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).

4.3	Registration Rights Agreement, dated as of December 13, 2006, by and among the Company, Wachovia Capital Markets, LLC and Banc of America Securities LLC.

4.4	Second Amendment, dated December 7, 2006, to the Amended and Restated Credit Agreement, dated as of December 29, 2004, by and among the Company, Bank of America, N.A., as administrative agent and the other parties thereto.